UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 30, 2007

CATHAY GENERAL BANCORP
(Exact name of registrant as specified in its charter)

Delaware	0-18630	95-4274680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 North Broadway, Los Angeles, California	90012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 625-4700

Not Applicable
(Former name or former address, if changed since last report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03     Material Modification to Rights of Security Holders

          The information required by this item is included in Item 8.01 and incorporated herein by reference.

Item 8.01     Other Events

          On March 30, 2007, Cathay General Bancorp (the “Company”) announced in a press release that it had completed its acquisition of United Heritage Bank.  A copy of the press release is furnished herewith as Exhibit 99.1.

          On March 30, 2007, the Company also announced that it had completed a trust preferred securities transaction.  In connection with the transaction, the Company established Cathay Capital Trust III, a Delaware statutory trust (the “Trust”).  The Trust issued and sold $45,000,000 aggregate principal amount of capital securities (the “Trust Preferred Securities”) in a private placement to institutional investors and issued $1,392,000 of common securities (the “Common Securities”) to the Company.  The Trust used the proceeds of these issuances to purchase $46,392,000 of the Company’s Junior Subordinated Debentures due June 15, 2037 (the “Debentures”).

          Interest on the Debentures may be deferred at any time or from time-to-time for a period not exceeding 20 consecutive quarterly payments, provided there is no event of default and the deferral does not extend beyond maturity.  If the Company elects to defer interest on the Debentures, or if a default occurs, the Company will generally not be able to declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s common stock.  The entire principal of the Debentures may become due and payable immediately if an event of default occurs.

          The net proceeds to the Company from the sale of the Debentures to the Trust will be used by the Company for general corporate purposes.

          Concurrently with the issuance of the Debentures and the Trust Preferred Securities, the Company entered into a Guarantee Agreement with LaSalle Bank National Association under which the Company guaranteed the payment of various obligations associated with the Trust Preferred Securities.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits

          99.1          Press Release of Cathay General Bancorp dated March 30, 2007.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 30, 2007
CATHAY GENERAL BANCORP

	By:	/s/ Heng W. Chen

Heng W. Chen
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit

99.1	Press Release of Cathay General Bancorp dated March 30, 2007.